Exhibit 99.1

MBIA Inc. 113 King Street Armonk, NY 10504 www.mbia.com NEWS RELEASE

FINAL

MBIA, Media: Kevin Brown +1-914-765-3648

MBIA, Media: Elizabeth James +1-914-765-3889

MBIA, Investor Relations: Greg Diamond +1-914-765-3190

APCO Worldwide, Media: Jim McCarthy +1-202-333-8810

MBIA ANNOUNCES CLOSING OF REINSURANCE TRANSACTION WITH FINANCIAL GUARANTY INSURANCE COMPANY

ARMONK, N.Y., October 1, 2008 (BUSINESS WIRE) — MBIA Inc. (NYSE: MBI) today announced the closing of the previously announced reinsurance transaction between its insurance subsidiary, MBIA Insurance Corporation (MBIA) and Financial Guaranty Insurance Company (FGIC). The reinsured portfolio consists entirely of U.S. public finance bonds (the “public finance portfolio”) with total net par outstanding of approximately $166 billion. In connection with the reinsurance, MBIA has received unearned upfront premiums, net of a ceding commission paid to FGIC, of approximately $639 million. As required by the New York State Insurance Department, the funds will be placed in a trust and will be released to MBIA upon the earlier of its removal from ratings review with its current ratings or nine months from the closing date of the transaction. Under the terms of the trust, the funds will be released to MBIA as the premium is earned and can be used to pay claims under the reinsurance agreement.

The public finance portfolio consists exclusively of investment grade credits, primarily in the general obligation, water and sewer, tax-backed and transportation sectors, and does not contain any credit default swap contracts, below investment grade credits or other credits inconsistent with MBIA’s credit underwriting standards. The reinsurance has been provided on a “cut-through” basis, enabling FGIC’s policyholders to receive the benefit of MBIA’s reinsurance by allowing them to present claims directly to MBIA.

“We are pleased to be a part of a win-win transaction for MBIA, FGIC and FGIC’s policyholders,” said Bill Fallon, MBIA Managing Director. “The transaction provides an attractive return to MBIA, additional capital for FGIC and the security of MBIA’s strong claims-paying resources for FGIC’s policyholders.”

Forward-Looking Statements

This release contains statements about future results that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA’s control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, fixed-income asset management, and other specialized financial services. The Company services its clients around the globe, with offices in New York, Denver, San Francisco, Paris, London, Madrid, Mexico City, Sydney and Tokyo. Its principal operating subsidiary, MBIA Insurance Corporation, is rated A2 by Moody’s Investors Service on review for possible downgrade and AA by Standard & Poor’s Ratings Services with a negative outlook. Please visit MBIA’s Web site at www.mbia.com.

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